Exhibit 99.1

Alnylam Pharmaceuticals Reports Fourth Quarter and Full Year 2020 Financial Results and Highlights Recent Period Activity

− Achieved Fourth Quarter and Full Year 2020 Global Net Product Revenues of $113 Million and $362 Million, Respectively –

− Achieved Regulatory Approvals of OXLUMO™ in the EU and U.S. and Leqvio®, by Partner Novartis, in the EU –

– Launched “Alnylam P5x25” Strategy for Planned Transition to a Top Five Biotech in Market Capitalization Over the Next Five Years –

– Reported Positive Topline Results from HELIOS-A Phase 3 Study of Vutrisiran in Patients with hATTR Amyloidosis with Polyneuropathy –

– Provides 2021 Combined Net Product Revenue Guidance of $610-660 Million, in addition to Collaboration & Royalty Revenue and Operating Expense Guidance –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--February 11, 2021--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), the leading RNAi therapeutics company, today reported its consolidated financial results for the fourth quarter and full year ended December 31, 2020 and reviewed recent business highlights.

“We’re very pleased with the 2020 commercial performance for our marketed products, and expect steady and continued growth in 2021 across our product portfolio, driven by improved disease awareness, new patient finding, and geographic expansion. In the fourth quarter we celebrated the regulatory approvals of our third and fourth commercial medicines: OXLUMO, in the EU and U.S.; and Leqvio, in the EU. We also reported positive topline results from the HELIOS-A Phase 3 study of vutrisiran, our fifth investigational medicine to achieve that important milestone,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “Having exceeded our “Alnylam 2020” vision and goals, we now look to the next chapter of our Company’s story, and are excited to have recently launched our new five-year vision, ‘Alnylam P5x25.’ With Alnylam P5x25, we aim to bring transformative medicines in both rare and common diseases to patients around the world, while advancing a robust and high-yielding pipeline of first and/or best-in-class product candidates from our organic research engine, and delivering exceptional financial performance.”

Fourth Quarter 2020 and Recent Significant Corporate Highlights

Commercial Performance

ONPATTRO®

  Achieved global net product revenues for the fourth quarter and full year 2020 of $90 million and $306 million, respectively, representing 9.5% quarterly growth compared to Q3 – including 10.4% growth in the U.S. market segment driven by new patient demand – and over 80% annual growth from full year 2019.
  Attained approximately 1,350 patients worldwide on commercial ONPATTRO treatment as of December 31, 2020.
  Continued global expansion with achievement of regulatory approval in Taiwan and market access now achieved in over 20 countries.

GIVLAARI®

  Achieved global net product revenues for the fourth quarter and full year 2020 of $22 million and $55 million, respectively, representing over 30% quarterly growth compared to Q3.
  Attained approximately 200 patients worldwide on commercial GIVLAARI treatment as of December 31, 2020.
  Continued strong progress toward establishing value-based agreements (VBAs), with over 10 VBAs finalized to date – including the first state-level VBA with MassHealth – and confirmed access for 94% of covered U.S. lives.
  Continued progress with market access efforts across the CEMEA region, with an ongoing launch in Germany, Temporary Authorization for Use (ATU) supply in France, and named patient sales in other countries.
    The Company announces today that it has achieved market access in Italy.

OXLUMO™

  For the period following EMA and FDA approval of OXLUMO in late November 2020, observed strong initial U.S. demand with 8 Start Forms received through December 31, 2020.
  Achieved global net product revenues for the fourth quarter of approximately $0.3 million representing initial patient demand in Europe.
  The Company has actively engaged with U.S. and EU payers toward establishing VBAs, including both Patient Need Adjustment and Prevalence-Based Adjustment features.
    The Company announces today that it has completed its first OXLUMO VBA with a major commercial payer, with several more under negotiation.
  Achieved significant progress with market access efforts across the CEMEA region, with an ongoing launch in Germany, and ATU supply in France.

R&D Highlights

Patisiran (the non-proprietary name for ONPATTRO), in development for the treatment of the cardiomyopathy of both hereditary and wild-type ATTR amyloidosis

  Continued enrollment in the APOLLO-B Phase 3 study in ATTR amyloidosis patients with cardiomyopathy, with plans to complete enrollment in early 2021.

Vutrisiran, a subcutaneously administered investigational RNAi therapeutic in development for the treatment of ATTR amyloidosis

  Reported positive topline results from the HELIOS-A Phase 3 study in hATTR amyloidosis patients with polyneuropathy, with plans to file a New Drug Application (NDA) with the FDA in early 2021.
  Continued enrollment in the HELIOS-B Phase 3 study in ATTR amyloidosis patients with cardiomyopathy.

Lumasiran (the non-proprietary name for OXLUMO), for the treatment of primary hyperoxaluria type 1 (PH1)

  Presented positive complete results from ILLUMINATE-B, a global Phase 3 pediatric study of lumasiran in PH1 patients less than six years of age, including infants, with preserved renal function.
  Completed enrollment in the ILLUMINATE-C Phase 3 study of lumasiran for the treatment of advanced PH1 in patients of all ages.

Leqvio® (inclisiran), for the treatment of hypercholesterolemia

  Alnylam’s partner Novartis received marketing authorization for Leqvio from the European Commission in December 2020.
  Novartis received a Complete Response Letter from the FDA in December 2020, due to unresolved facility inspection-related conditions at a third-party manufacturing facility in Europe. Novartis is working closely with the third-party manufacturer and the FDA to obtain approval as soon as possible, and has guided for a resubmission of its NDA in Q2-Q3 2021.

Fitusiran, in development for the treatment of hemophilia A or B with and without inhibitors

  Alnylam’s partner, Sanofi, resumed dosing and enrollment in the ATLAS Phase 3 program.
  Sanofi announced that fitusiran was granted Fast Track designation by the FDA for all indications.

Early- and mid-stage RNAi therapeutic pipeline programs

  Presented positive interim results from the Phase 1 study of ALN-AGT, in development for the treatment of hypertension.
  Initiated dosing in the Phase 1 study of ALN-HSD, in development for the treatment of non-alcoholic steatohepatitis (NASH).
  Continued enrollment and dosing in the Phase 2 study of cemdisiran monotherapy in IgA nephropathy, and initiated dosing in a Phase 1 study of combination therapy with pozelimab, an anti-C5 monoclonal antibody, in collaboration with Regeneron.
  Alnylam’s partner Vir Biotechnology continues enrollment and dosing in a Phase 2 combination trial of ALN-HBV02 (VIR-2218) with pegylated interferon-alpha (PEG-IFN-α).
  Continued progress with investigational RNAi therapeutics for CNS and ocular diseases, including advancement of ALN-APP, in development for the treatment of cerebral amyloid angiopathy (CAA) and autosomal dominant Alzheimer’s Disease (ADAD), with an expected CTA filing in mid-2021.

Additional Business Updates

  Launched Alnylam P5x25 strategy.
  Received recognition from Science Magazine as a Top Biopharma Employer.
  Issued the second annual Patient Access Philosophy Report.
  Announced new senior leadership appointments:
    Tolga Tanguler, Executive Vice President, Chief Commercial Officer
    Kasha Witkos, Senior Vice President, Head of CEMEA
    Salil Patel, Ph.D., Senior Vice President, Head of Medical Affairs
    Agnieszka Gallagher, Senior Vice President, Chief Ethics and Compliance Officer

Upcoming Events

  Alnylam announces today that it intends to present complete 9-month results from the HELIOS-A Phase 3 study of vutrisiran at the American Academy of Neurology (AAN) 2021 Virtual Meeting being held April 17-22, 2021.

In addition, in early 2021, Alnylam intends to:

  File an NDA for vutrisiran.
  Complete enrollment in the APOLLO-B Phase 3 study of patisiran in patients with ATTR amyloidosis with cardiomyopathy.
  Initiate study of biannual dosing regimen with vutrisiran.
  Achieve regulatory approval for OXLUMO in Brazil.

Financial Results for the Quarter and Year Ended December 31, 2020

“We saw very strong performance from our commercial products in 2020, even with headwinds from the COVID-19 pandemic. ONPATTRO demonstrated more than 80% growth from 2019 and GIVLAARI achieved $55 million in full year revenues, an excellent start for this important medicine in its launch year. In 2021, we expect continued growth from both products, and look forward to now leveraging our global commercial capabilities for the launch of OXLUMO, which was recently approved in the U.S. and EU,” said Jeff Poulton, Chief Financial Officer of Alnylam. “Today, we are guiding that we expect to achieve between $610 million and $660 million in combined net product revenues for full-year 2021 across our three wholly owned commercial brands, representing over 75% growth at the midpoint of the range as compared with our 2020 results. In addition, we intend to continue to demonstrate disciplined investment in our operations as we transition toward a self-sustainable financial profile.”

Financial Highlights

(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

Net product revenues	$112,843	$55,949	$361,520	$166,537
ONPATTRO net product revenues	$90,366	$55,799	$306,081	$166,387
GIVLAARI net product revenues	$22,144	$150	$55,106	$150
OXLUMO net product revenues	$333	$—	$333	$—

Net revenue from collaborations	$50,719	$15,732	$131,333	$53,213

Cost of goods sold	$23,024	$12,176	$78,052	$25,062

GAAP research and development expenses	$168,469	$201,301	$654,819	$655,114
Non-GAAP research and development expenses	$153,547	$166,515	$594,355	$566,184

GAAP selling, general and administrative expenses	$166,291	$156,277	$588,420	$479,005
Non-GAAP selling, general and administrative expenses	$136,721	$124,866	$469,062	$393,094

GAAP operating loss	$(194,222)	$(298,073)	$(828,438)	$(939,431)
Non-GAAP operating loss	$(149,730)	$(231,876)	$(648,616)	$(764,590)

GAAP net loss	$(243,540)	$(276,185)	$(858,281)	$(886,116)
Non-GAAP net loss	$(186,464)	$(221,255)	$(733,143)	$(731,964)

GAAP net loss per common share - basic and diluted	$(2.09)	$(2.47)	$(7.46)	$(8.11)
Non-GAAP net loss per common share - basic and diluted	$(1.60)	$(1.98)	$(6.38)	$(6.70)

Cash, cash equivalents and marketable securities			$1,874,395	$1,536,162

Net Product Revenues

  Combined net product revenues were $112.8 million in the fourth quarter 2020 representing 102% growth from the fourth quarter 2019. The strong growth primarily resulted from an increase in patients on therapy driven by growth in established markets and continued global expansion of ONPATTRO and GIVLAARI, as well as initial net product revenues from OXLUMO following regulatory approval in the fourth quarter of 2020.
  Combined net product revenues were $361.5 million in the full-year 2020 representing 117% growth from the full-year 2019. The strong growth was driven by the continued global expansion of ONPATTRO and the global launch of GIVLAARI.

Net Revenues from Collaborations

  Net revenues from collaborations were $50.7 million in the fourth quarter 2020, an increase from $15.7 million in the fourth quarter 2019, primarily due to the achievement of a $15.0 million milestone related to Leqvio approval in Europe under the Novartis collaboration agreement, as well as an increase in revenue recognized in connection with our collaboration agreement with Regeneron.
  Net revenues from collaborations were $131.3 million for the full-year 2020, an increase from $53.2 million in 2019, primarily due to increases in revenue recognized from our collaborations with Regeneron, Vir, and Novartis.

Research & Development (R&D) and Selling, General & Administrative (SG&A) Expenses

  R&D expenses decreased on a GAAP basis in the fourth quarter 2020 compared to the same period in 2019, primarily due to a decrease in manufacturing activity for clinical drug and a decrease in stock-based compensation as a result of the achievement of certain performance-based milestones in 2019. R&D expenses decreased on a non-GAAP basis in the fourth quarter 2020 compared to the same period in 2019 primarily due to decreases in manufacturing activity for clinical drug.
  For the full-year 2020, R&D expenses were relatively consistent on a GAAP basis and increased on a non-GAAP basis, compared to the same period in 2019, primarily due to increased expenses associated with clinical and preclinical activities, personnel, and facilities as we continue to support our long-term strategic growth offset by decreased license fees associated with regulatory filings.
  SG&A expenses increased in the fourth quarter 2020 compared to the same period in 2019 on a GAAP and non-GAAP basis primarily due to increased investment in commercial and medical affairs activity to support the ongoing launches of ONPATTRO and GIVLAARI and launch activities for OXLUMO.
  For the full-year 2020, SG&A expenses increased on a GAAP and non-GAAP basis, compared to the same period in 2019, primarily due to increased investment in commercial and medical affairs activity to support the ongoing launches of ONPATTRO and GIVLAARI and initial launch of OXLUMO. SG&A expenses on a GAAP basis also increased for the full-year 2020, compared to the same period in 2019, due to a change in estimate of contingent liabilities related to our arbitration with Ionis.

Cash and Investments

  Cash, cash equivalents, and marketable debt and equity securities were $1.87 billion at the end of the fourth quarter 2020 compared to $1.54 billion at the end of 2019. The increase was primarily due to $800.0 million in proceeds from the sale of future royalties, the issuance of common stock and the initial draw down under our credit agreement in each case associated with our strategic financing collaboration with The Blackstone Group Inc. and certain of its affiliates, partially offset by cash used in our operations to advance our pipeline and support overall growth.

A reconciliation of GAAP to non-GAAP results for the current quarter is included in the tables of this press release.

2021 Financial Guidance

Full year 2021 financial guidance consists of the following:

Combined net product revenues for ONPATTRO, GIVLAARI, and OXLUMO	$610 million - $660 million
Net revenues from collaborations and royalties	$150 million - $200 million
GAAP R&D and SG&A expenses	$1,335 million - $1,455 million
Non-GAAP R&D and SG&A expenses*	$1,175 million - $1,275 million
*Excludes $160-$180 million of stock-based compensation from estimated GAAP R&D and SG&A expenses

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, including expenses adjusted to exclude certain non-cash expenses and non-recurring gains outside the ordinary course of the Company’s business. These measures are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP financial measures used by other companies.

The items included in GAAP presentations but excluded for purposes of determining non-GAAP financial measures for the periods presented in this press release are stock-based compensation expenses, unrealized losses (gains) on marketable equity securities, costs associated with our strategic financing collaboration, loss/net loss on contractual settlement, change in estimate of contingent liabilities and a gain on the change in fair value of a liability obligation. The Company has excluded the impact of stock-based compensation expense, which may fluctuate from period to period based on factors including the variability associated with performance-based grants for stock options and restricted stock units and changes in the Company’s stock price, which impacts the fair value of these awards. The Company has excluded the impact of the costs associated with our strategic financing collaboration, loss/net loss on contractual settlement, change in estimate of contingent liabilities and a gain on the change in fair value of a liability obligation because the Company believes these items are non-recurring transactions outside the ordinary course of the Company’s business. The Company has excluded the impact of the unrealized losses (gains) on marketable equity securities because the Company does not believe these adjustments accurately reflect the performance of the Company’s ongoing operations for the period in which such gains or losses are reported as their sole purpose is to adjust amounts on the balance sheet.

The Company believes the presentation of non-GAAP financial measures provides useful information to management and investors regarding the Company’s financial condition and results of operations. When GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of the Company’s ongoing operating performance and are better able to compare the Company’s performance between periods. In addition, these non-GAAP financial measures are among those indicators the Company uses as a basis for evaluating performance, allocating resources and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. A reconciliation between GAAP and non-GAAP measures is provided later in this press release.

Conference Call Information

Management will provide an update on the Company and discuss fourth quarter and year-end 2020 results as well as expectations for the future via conference call on Thursday, February 11, 2021 at 8:30 am ET. To access the call, please dial 877-312-7507 (domestic) or +1-631-813-4828 (international) five minutes prior to the start time and refer to conference ID 6180123. A replay of the call will be available beginning at 11:30 am ET on the day of the call. To access the replay, please dial 888-859-2056 (domestic) or +1-404-537-3406 (international) and refer to conference ID 6180123.

A live audio webcast of the call will be available on the Investors section of the Company’s website at www.alnylam.com/events. An archived webcast will be available on the Alnylam website approximately two hours after the event.

About ONPATTRO® (patisiran)

ONPATTRO is an RNAi therapeutic that was approved in the United States and Canada for the treatment of the polyneuropathy of hATTR amyloidosis in adults. ONPATTRO is also approved in the European Union, Switzerland and Brazil for the treatment of hATTR amyloidosis in adults with Stage 1 or Stage 2 polyneuropathy, and in Japan for the treatment of hATTR amyloidosis with polyneuropathy. ONPATTRO is an intravenously administered RNAi therapeutic targeting transthyretin (TTR). It is designed to target and silence TTR messenger RNA, thereby blocking the production of TTR protein before it is made. ONPATTRO blocks the production of TTR in the liver, reducing its accumulation in the body’s tissues in order to halt or slow down the progression of the polyneuropathy associated with the disease. For more information about ONPATTRO, visit ONPATTRO.com.

ONPATTRO Important Safety Information

Infusion-Related Reactions

Infusion-related reactions (IRRs) have been observed in patients treated with ONPATTRO® (patisiran). In a controlled clinical study, 19% of ONPATTRO-treated patients experienced IRRs, compared to 9% of placebo-treated patients. The most common symptoms of IRRs with ONPATTRO were flushing, back pain, nausea, abdominal pain, dyspnea, and headache.

To reduce the risk of IRRs, patients should receive premedication with a corticosteroid, acetaminophen, and antihistamines (H1 and H2 blockers) at least 60 minutes prior to ONPATTRO infusion. Monitor patients during the infusion for signs and symptoms of IRRs. If an IRR occurs, consider slowing or interrupting the infusion and instituting medical management as clinically indicated. If the infusion is interrupted, consider resuming at a slower infusion rate only if symptoms have resolved. In the case of a serious or life-threatening IRR, the infusion should be discontinued and not resumed.

Reduced Serum Vitamin A Levels and Recommended Supplementation

ONPATTRO treatment leads to a decrease in serum vitamin A levels. Supplementation at the recommended daily allowance (RDA) of vitamin A is advised for patients taking ONPATTRO. Higher doses than the RDA should not be given to try to achieve normal serum vitamin A levels during treatment with ONPATTRO, as serum levels do not reflect the total vitamin A in the body.

Patients should be referred to an ophthalmologist if they develop ocular symptoms suggestive of vitamin A deficiency (e.g. night blindness).

Adverse Reactions

The most common adverse reactions that occurred in patients treated with ONPATTRO were upper respiratory tract infections (29%) and infusion-related reactions (19%).

For additional information about ONPATTRO, please see the full Prescribing Information.

About GIVLAARI® (givosiran)

GIVLAARI is an RNAi therapeutic targeting aminolevulinic acid synthase 1 (ALAS1) approved in the United States and Brazil for the treatment of adults with acute hepatic porphyria (AHP). GIVLAARI is also approved in the European Union for the treatment of AHP in adults and adolescents aged 12 years and older. In the pivotal study, givosiran was shown to significantly reduce the rate of porphyria attacks that required hospitalizations, urgent healthcare visits or intravenous hemin administration at home compared to placebo. GIVLAARI is Alnylam’s first commercially available therapeutic based on its Enhanced Stabilization Chemistry ESC-GalNAc conjugate technology to increase potency and durability. GIVLAARI is administered via subcutaneous injection once monthly at a dose based on actual body weight and should be administered by a healthcare professional. GIVLAARI works by specifically reducing elevated levels of aminolevulinic acid synthase 1 (ALAS1) messenger RNA (mRNA), leading to reduction of toxins associated with attacks and other disease manifestations of AHP. For more information about GIVLAARI, visit GIVLAARI.com.

GIVLAARI Important Safety Information

Contraindications

GIVLAARI is contraindicated in patients with known severe hypersensitivity to givosiran. Reactions have included anaphylaxis.

Anaphylactic Reaction

Anaphylaxis has occurred with GIVLAARI treatment (<1% of patients in clinical trials). Ensure that medical support is available to appropriately manage anaphylactic reactions when administering GIVLAARI. Monitor for signs and symptoms of anaphylaxis. If anaphylaxis occurs, immediately discontinue administration of GIVLAARI and institute appropriate medical treatment.

Hepatic Toxicity

Transaminase elevations (ALT) of at least 3 times the upper limit of normal (ULN) were observed in 15% of patients receiving GIVLAARI in the placebo-controlled trial. Transaminase elevations primarily occurred between 3 to 5 months following initiation of treatment.

Measure liver function tests prior to initiating treatment with GIVLAARI, repeat every month during the first 6 months of treatment, and as clinically indicated thereafter. Interrupt or discontinue treatment with GIVLAARI for severe or clinically significant transaminase elevations. In patients who have dose interruption and subsequent improvement, reduce the dose to 1.25 mg/kg once monthly. The dose may be increased to the recommended dose of 2.5 mg/kg once monthly if there is no recurrence of severe or clinically significant transaminase elevations at the 1.25 mg/kg dose.

Renal Toxicity

Increases in serum creatinine levels and decreases in estimated glomerular filtration rate (eGFR) have been reported during treatment with GIVLAARI. In the placebo-controlled study, 15% of patients receiving GIVLAARI experienced a renally-related adverse reaction. The median increase in creatinine at Month 3 was 0.07 mg/dL. Monitor renal function during treatment with GIVLAARI as clinically indicated.

Injection Site Reactions

Injection site reactions were reported in 25% of patients receiving GIVLAARI in the placebo-controlled trial. Symptoms included erythema, pain, pruritus, rash, discoloration, or swelling around the injection site. One (2%) patient experienced a single, transient, recall reaction of erythema at a prior injection site with a subsequent dose administration.

Drug Interactions

Concomitant use of GIVLAARI increases the concentration of CYP1A2 or CYP2D6 substrates, which may increase adverse reactions of these substrates. Avoid concomitant use of GIVLAARI with CYP1A2 or CYP2D6 substrates for which minimal concentration changes may lead to serious or life-threatening toxicities. If concomitant use is unavoidable, decrease the CYP1A2 or CYP2D6 substrate dosage in accordance with approved product labeling.

Adverse Reactions

The most common adverse reactions that occurred in patients receiving GIVLAARI were nausea (27%) and injection site reactions (25%).

For additional information about GIVLAARI, please see full Prescribing Information.

About OXLUMO™ (lumasiran)

OXLUMO is an RNAi therapeutic targeting hydroxyacid oxidase 1 (HAO1) for the treatment of primary hyperoxaluria type 1 (PH1) to lower urinary oxalate levels in pediatric and adult patients. HAO1 encodes glycolate oxidase (GO), an enzyme upstream of the disease-causing defect in PH1. OXLUMO works by degrading HAO1 messenger RNA and reducing the synthesis of GO, which inhibits hepatic production of oxalate – the toxic metabolite responsible for the clinical manifestations of PH1. In the pivotal ILLUMINATE-A study, OXLUMO was shown to significantly reduce levels of urinary oxalate relative to placebo, with the majority of patients reaching normal or near-normal levels. Injection site reactions (ISRs) were the most common drug-related adverse reaction. In the ILLUMINATE-B pediatric Phase 3 study, OXLUMO demonstrated an efficacy and safety profile consistent to that observed in ILLUMINATE-A. OXLUMO utilizes Alnylam’s Enhanced Stabilization Chemistry (ESC)-GalNAc conjugate technology designed to increase potency and durability. OXLUMO is administered via subcutaneous injection once monthly for three months, then once quarterly thereafter at a dose based on actual body weight. For patients who weigh less than 10 kg, ongoing dosing remains monthly. OXLUMO should be administered by a healthcare professional. For more information about OXLUMO, visit OXLUMO.com.

OXLUMO Important Safety Information

Adverse Reactions

The most common adverse reaction that occurred in patients treated with OXLUMO was injection site reaction (38%). Symptoms included erythema, pain, pruritus, and swelling.

Pregnancy and Lactation

No data are available on the use of OXLUMO in pregnant women. No data are available on the presence of OXLUMO in human milk or its effects on breastfed infants or milk production. Consider the developmental and health benefits of breastfeeding along with the mother’s clinical need for OXLUMO and any potential adverse effects on the breastfed child from OXLUMO or the underlying maternal condition.

For additional information about OXLUMO, please see the full Prescribing Information.

About LNP Technology

Alnylam has licenses to Arbutus Biopharma LNP intellectual property for use in RNAi therapeutic products using LNP technology.

About RNAi

RNAi (RNA interference) is a natural cellular process of gene silencing that represents one of the most promising and rapidly advancing frontiers in biology and drug development today. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and was recognized with the award of the 2006 Nobel Prize for Physiology or Medicine. By harnessing the natural biological process of RNAi occurring in our cells, a new class of medicines, known as RNAi therapeutics, is now a reality. Small interfering RNA (siRNA), the molecules that mediate RNAi and comprise Alnylam's RNAi therapeutic platform, function upstream of today’s medicines by potently silencing messenger RNA (mRNA) – the genetic precursors – that encode for disease-causing or disease pathway proteins, thus preventing them from being made. This is a revolutionary approach with the potential to transform the care of patients with genetic and other diseases.

About Alnylam Pharmaceuticals

Alnylam (Nasdaq: ALNY) is leading the translation of RNA interference (RNAi) into a whole new class of innovative medicines with the potential to transform the lives of people afflicted with rare genetic, cardio-metabolic, hepatic infectious, and central nervous system (CNS)/ocular diseases. Based on Nobel Prize-winning science, RNAi therapeutics represent a powerful, clinically validated approach for the treatment of a wide range of severe and debilitating diseases. Founded in 2002, Alnylam is delivering on a bold vision to turn scientific possibility into reality, with a robust RNAi therapeutics platform. Alnylam’s commercial RNAi therapeutic products are ONPATTRO® (patisiran), GIVLAARI® (givosiran), and OXLUMO™ (lumasiran), as well as Leqvio® (inclisiran), which is being developed and commercialized by Alnylam’s partner Novartis. Alnylam has a deep pipeline of investigational medicines, including six product candidates that are in late-stage development. Alnylam is executing on its “Alnylam P5x25” strategy to deliver transformative medicines in both rare and common diseases benefiting patients around the world through sustainable innovation and exceptional financial performance, resulting in a leading biotech profile. Alnylam is headquartered in Cambridge, MA. For more information about our people, science and pipeline, please visit www.alnylam.com and engage with us on Twitter at @Alnylam or on LinkedIn.

Alnylam Forward Looking Statements

Various statements in this release concerning Alnylam’s expectations, plans and prospects, including, without limitation, its plans for additional global regulatory filings and the continuing product launches of its approved products and expectations regarding reimbursement for those products in various territories, expectations regarding FDA review of inclisiran, conditions at the third party manufacturer where inclisiran is manufactured and the expected timing of resubmission of the inclisiran NDA by Novartis, the potential for a biannual dosing regimen option for vutrisiran, the achievement of additional pipeline milestones, including relating to ongoing clinical studies of vutrisiran, the expected timing for filing an NDA for vutrisiran and a CTA for ALN-APP, expectations relating to continued revenue growth for its approved products and the expected range of net product revenues and net revenues from collaborations and royalties for 2021, the expected range of aggregate annual GAAP and non-GAAP R&D and SG&A expenses, and expectations regarding Alnylam’s ability to achieve its “Alnylam P5x25” strategy, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results and future plans may differ materially from those indicated by these forward-looking statements as a result of various important risks, uncertainties and other factors, including, without limitation: the direct or indirect impact of the COVID-19 global pandemic or any future pandemic on Alnylam’s business, results of operations and financial condition and the effectiveness or timeliness of Alnylam’s efforts to mitigate the impact of the pandemic; Alnylam's ability to discover and develop novel drug candidates and delivery approaches and successfully demonstrate the efficacy and safety of its product candidates; the pre-clinical and clinical results for its product candidates; actions or advice of regulatory agencies and Alnylam’s ability to obtain and maintain regulatory approval for its product candidates, as well as favorable pricing and reimbursement; successfully launching, marketing and selling its approved products globally;; delays, interruptions or failures in the manufacture and supply of its product candidates or its marketed products; obtaining, maintaining and protecting intellectual property; Alnylam’s ability to successfully expand the indication for ONPATTRO in the future; Alnylam's ability to manage its growth and operating expenses through disciplined investment in operations and its ability to achieve a self-sustainable financial profile in the future without the need for future equity financing; Alnylam’s ability to maintain strategic business collaborations; Alnylam's dependence on third parties for the development and commercialization of certain products, including Novartis, Regeneron and Vir; the outcome of litigation; the risk of government investigations; and unexpected expenditures; as well as those risks more fully discussed in the “Risk Factors” filed with Alnylam's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) and in its other SEC filings. In addition, any forward-looking statements represent Alnylam's views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation, except to the extent required by law, to update any forward-looking statements.

This release discusses investigational RNAi therapeutics and uses of previously approved RNAi therapeutics in development and is not intended to convey conclusions about efficacy or safety as to those investigational therapeutics or uses. There is no guarantee that any investigational therapeutics or expanded uses of commercial products will successfully complete clinical development or gain health authority approval.

ALNYLAM PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Statements of Operations
Revenues:
Net product revenues	$112,843	$55,949	$361,520	$166,537
Net revenues from collaborations	50,719	15,732	131,333	53,213
Total revenues	163,562	71,681	492,853	219,750

Operating costs and expenses:
Cost of goods sold	23,024	12,176	78,052	25,062
Research and development	168,469	201,301	654,819	655,114
Selling, general and administrative	166,291	156,277	588,420	479,005
Total operating costs and expenses	357,784	369,754	1,321,291	1,159,181
Loss from operations	(194,222)	(298,073)	(828,438)	(939,431)
Other (expense) income:
Interest expense	(28,517)	—	(84,496)	—
Interest income	1,092	7,253	11,809	33,448
Other (expense) income	(21,952)	14,237	45,525	11,308
Change in fair value of liability obligation	—	—	—	9,422
Total other (expense) income	(49,377)	21,490	(27,162)	54,178
Loss before income taxes	(243,599)	(276,583)	(855,600)	(885,253)
Benefit (provision) for income taxes	59	398	(2,681)	(863)
Net loss	$(243,540)	$(276,185)	$(858,281)	$(886,116)
Net loss per common share - basic and diluted	$(2.09)	$(2.47)	$(7.46)	$(8.11)
Weighted-average common shares used to compute basic and diluted net loss per common share	116,274	111,750	114,986	109,264

ALNYLAM PHARMACEUTICALS, INC. RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES (In thousands, except per share amounts)
	Three Months Ended		Twelve Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Reconciliation of GAAP to Non-GAAP research and development:
GAAP Research and development	$168,469	$201,301	$654,819	$655,114
Less: Stock-based compensation expenses	(14,922)	(34,786)	(60,464)	(88,930)
Non-GAAP Research and development	$153,547	$166,515	$594,355	$566,184

Reconciliation of GAAP to Non-GAAP selling, general and administrative:
GAAP Selling, general and administrative	$166,291	$156,277	$588,420	$479,005
Less: Stock-based compensation expenses	(19,354)	(31,411)	(79,409)	(85,911)
Less: Costs associated with the strategic financing collaboration	—	—	(1,083)	—
Less: Loss on contractual settlement	—	—	(650)	—
Less: Change in estimate of contingent liabilities	(10,216)	—	(38,216)	—
Non-GAAP Selling, general and administrative	$136,721	$124,866	$469,062	$393,094

Reconciliation of GAAP to Non-GAAP operating loss:
GAAP operating loss	$(194,222)	$(298,073)	$(828,438)	$(939,431)
Add: Stock-based compensation expenses	34,276	66,197	139,873	174,841
Add: Costs associated with the strategic financing collaboration	—	—	1,083	—
Add: Loss on contractual settlement	—	—	650	—
Add: Change in estimate of contingent liabilities	10,216	—	38,216	—
Non-GAAP operating loss	$(149,730)	$(231,876)	$(648,616)	$(764,590)

Reconciliation of GAAP to Non-GAAP net loss:
GAAP net loss	$(243,540)	$(276,185)	$(858,281)	$(886,116)
Add: Stock-based compensation expenses	34,276	66,197	139,873	174,841
Add: Costs associated with the strategic financing collaboration	—	—	1,083	—
Add: Net loss on contractual settlement	—	—	8	—
Add: Change in estimate of contingent liabilities	10,216	—	38,216	—
Add (Less): Realized and unrealized loss (gain) on marketable equity securities	12,584	(11,267)	(54,042)	(11,267)
Less: Change in fair value of liability obligation	—	—	—	(9,422)
Non-GAAP net loss	$(186,464)	$(221,255)	$(733,143)	$(731,964)

Reconciliation of GAAP to Non-GAAP net loss per common share-basic and diluted:
GAAP net loss per common share - basic and diluted	$(2.09)	$(2.47)	$(7.46)	$(8.11)
Add: Stock-based compensation expenses	0.29	0.59	1.22	1.60
Add: Costs associated with the strategic financing collaboration	—	—	0.01	—
Add: Net loss on contractual settlement	—	—	—	—
Add: Change in estimate of contingent liabilities	0.09	—	0.33	—
Add (Less): Realized and unrealized loss (gain) on marketable equity securities	0.11	(0.10)	(0.47)	(0.10)
Less: Change in fair value of liability obligation	—	—	—	(0.09)
Non-GAAP net loss per common share - basic and diluted	$(1.60)	$(1.98)	$(6.38)	$(6.70)

Please note that the figures presented above may not sum exactly due to rounding

ALNYLAM PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share amounts) (Unaudited)

	December 31, 2020	December 31, 2019
Cash, cash equivalents and marketable securities	$1,874,395	$1,536,162
Restricted investments	40,725	14,825
Accounts receivable, net	102,413	43,011
Inventory	92,302	56,348
Prepaid expenses and other assets	90,712	98,412
Property, plant and equipment, net	465,029	425,179
Operating lease right-of-use lease assets	241,485	221,197
Receivable related to the sale of future royalties	500,000	—
Total assets	$3,407,061	$2,395,134
Accounts payable, accrued expenses and other liabilities	$445,783	$256,415
Total deferred revenue	352,301	396,204
Operating lease liability	329,911	303,823
Liability related to the sale of future royalties	1,071,541	—
Long-term debt	191,278	—
Total stockholders’ equity (116.4 million shares issued and outstanding at December 31, 2020; 112.2 million shares issued and outstanding at December 31, 2019)	1,016,247	1,438,692
Total liabilities and stockholders' equity	$3,407,061	$2,395,134

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2019.

Contacts

Alnylam Pharmaceuticals, Inc.

Christine Regan Lindenboom
(Investors and Media)
617-682-4340

Josh Brodsky
(Investors)
617-551-8276